WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Financial Data Schedule

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE FINANCIAL STATEMENTS OF THE COMPANY AS FILED IN ITS 10-KSB (ITEM 7) FOR THE YEAR ENDED DECEMBER 31, 1994 AND ITS 10-QSB (ITEM 1) FOR THE QUARTER ENDED
MARCH 31, 1995 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.


                                                      10-KSB       10-QSB
Item NumberItem Description                             Amount     Amount

5-02(1)    cash and cash items                        $109,000   $413,000
5-02(2)    marketable securities                            $0         $0
5-02(3)(a)(1)notes and accounts receivable-trade    $2,209,000 $2,603,000
5-02(4)    allowances for doubtful accounts            $28,000    $28,000
5-02(6)    inventory                                  $528,000   $556,000
5-02(9)    total current assets                     $3,045,000 $3,692,000
5-02(13)   property, plant and equipment            $7,788,000 $8,076,521
5-02(14    accumulated depreciation                 $5,602,000 $5,770,246
5-02(18)   total assets                            $11,635,000$12,746,000
5-02(21)   total current liabilities                $1,706,000 $2,292,000
5-02(22)   bonds, mortgages and similar debt          $506,000   $463,000
5-02(28)   preferred stock-mandatory redemption             $0         $0
5-02(29)   preferred stock-no mandatory redemption          $0         $0
5-02(30)   common stock                                 $6,000     $6,000
5-02(31)   other stockholders' equity               $8,423,000 $8,884,000
5-02(32)   total liabilities and stockholders' equity
                                                   $11,635,000$12,746,000
5-03(b)1(a)net sales of tangible products          $15,459,000 $4,983,000
5-03(b)1   total revenues                          $18,555,000 $5,665,000
5-03(b)2(a)cost of tangible goods sold             $15,174,000 $4,442,000
5-03(b)2   total costs and expenses applicable to sales and revenues
                                                   $16,259,000 $5,009,000
5-03(b)3   other costs and expenses                    $44,000    $34,000
5-03(b)5   provision for doubtful accounts and notes   $19,000         $0
5-03(b)(8) interest and amortization of debt discount and expense
                                                       $94,000    $24,000
5-03(b)(10)income before taxes and other items      $2,252,000   $622,000
5-03(b)(11)income tax expense                         $622,000   $180,000
5-03(b)(14)income/loss continuing operations        $1,630,000   $442,000
5-03(b)(15)discontinued operations                          $0         $0


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